Yellowcake Mining Corp. Amends Agreement with Strathmore Minerals Corp.

April 30, 2008

Yellowcake Mining Corp. (OTCBB: YCKM) (“The Company”), announces that an agreement has been reached with Strathmore Minerals Corp. to amend its Juniper Ridge Wyoming Joint Venture in Wyoming and terminate its agreements on the Sky, Jeep, and Conoco Files projects (also known as the Texas Database project), as of April 21, 2008. The joint operations have also been restructured so that they are now jointly owned by a Limited Liability Company (LLC).

Yellowcake Mining maintains its option to earn up to an 80% interest in the Juniper Ridge projects by completing the following terms (all figures are in US currency):

Items that remain unchanged:

  Yellowcake has issued 9 million common shares to Strathmore.
  Yellowcake has paid Strathmore $100,000 and shall pay an additional $100,000 on each of the four anniversaries of the effective date for total consideration of $500,000.

Items that have been amended:

Yellowcake will contribute exploration and development costs totaling a minimum of $8 million, subject to a $500,000 annual minimum, as outlined in the following schedule:

  $764,518 not later than May 1, 2008, of which $563,518 has been paid.
  A minimum of $300,000 not later than September 1, 2008.
  A minimum of $500,000 not later than December 31, 2009.
  The balance of the $8 million, as agreed by both Parties based on the availability of financing, but in any case, not later than December 31, 2012.

Yellowcake, along with the Joint Management Committee, will review programs developed under Strathmore’s management, who remain as operators of the property.

As of April 21, 2008, the Joint Venture agreements on the Sky and Jeep Wyoming projects, in addition to the Conoco Files project, have been terminated. Yellowcake has agreed to pay Strathmore $88,881 for fees incurred relating to the evaluation of the Conoco Files project.

Contact:

Yellowcake Mining Corp.
Andrew Fedak
1-877-338-4438
www.yellowcakemining.com

     LEGAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS
     Statements in this news release that are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward looking statements in this news release include that we will pay our obligations under the amended LLC agreement; and that we will review programs for development of the project. It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, we may be unable to comply with required conditions for drilling, or drilling may not be permitted at all; that we may not be able to raise sufficient funds to complete the payment obligations; that equipment may not perform as anticipated; that weather, logistical problems or hazards prevent us from exploration, development or from fulfilling our obligations; that we may not be able to attract or retain key employees or advisors in the current competitive environment; that results in any particular holes are not necessarily indicative of larger areas of the property; and that despite encouraging data there may be no commercially exploitable mineralization on the properties based upon the applicable world uranium prices and the quality or grade of the resource. Readers should refer to the risk disclosures outlined in our periodic reports filed on Edgar with the Securities and Exchange Commission.